Exhibit 5.1

August 16, 2005

SPACEHAB, Incorporated

12130 State Highway 3, Building 1

Webster, TX 77598

Re:	Registration Statement on Form S-4; Offer to Exchange $63,250,000 Aggregate Principal Amount of 5.5% Senior Convertible Notes due 2010 for an Equal Principal Amount of 8% Convertible Subordinated Notes due 2007.

Ladies and Gentlemen:

We have acted as counsel for SPACEHAB, Incorporated, a Washington corporation (the “Company”), in connection with the proposed issuance by the Company of up to $63,250,000 aggregate principal amount of 5.5% Senior Convertible Notes due 2010 (the “Exchange Notes”) in exchange for an equivalent amount of the Company’s outstanding 8% Convertible Subordinated Notes due 2007 (the “Outstanding Notes”). The terms of the offer to exchange and consent solicitation are described in the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission for the registration of the Exchange Notes under the Securities Act of 1933, as amended (the “Act”). The Outstanding Notes were issued pursuant to an Indenture dated October 15, 1997 between the Company and Wachovia Bank, National Association (formerly First Union National Bank), as trustee (the “Trustee”), and the Exchange Notes will be, issued pursuant to an indenture (the “Indenture”), between the Company and the Trustee.

In connection with the foregoing, we have examined the Amended and Restated Articles of Incorporation and Bylaws of the Company, the Indenture, the Registration Statement and such corporate records and instruments of the Company as we have deemed necessary or appropriate for purposes of this opinion.

In making the foregoing examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the organizational documents, minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

We are opining herein as to the effect on the proposed issuance of the Exchange Notes of the federal laws of the United States, the laws of the State of Texas, the General Corporation Law of the State of Delaware and the laws of the State of New York.

SPECIFIC LIMITATIONS AND QUALIFICATIONS ON

OPINIONS REGARDING ENFORCEABILITY OF THE EXCHANGE NOTES

The enforceability of the Exchange Notes is subject to the effects of (i) applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or similar laws and court decisions of general application (including, without limitation, statutory or other laws regarding fraudulent or preferential transfers) now or hereafter in effect relating to or affecting the rights or remedies of creditors generally, and (ii) general equity principles (regardless of whether enforcement is sought in a proceeding in equity or law).

We express no opinion as to the enforceability of provisions of the Exchange Notes to the extent that such provisions: (i) state that any party’s failure or delay in exercising rights, powers, privileges or remedies under the Exchange Notes shall not operate as a waiver thereof; (ii) purport to preclude the amendment, waiver, release or discharge of obligations except by an instrument in writing; (iii) purport to indemnify any person for (A) such person’s violations of federal or state securities laws or environmental laws, or (B) any obligation to the extent such obligation arises from or is a result of such person’s own negligence; (iv) purport to establish or satisfy certain factual standards or conditions; (v) purport to sever unenforceable provisions from the Exchange Notes, to the extent that the enforcement of remaining provisions would frustrate the fundamental intent of the parties to such instrument; (vi) restrict access to legal or equitable remedies; or (vii) purport to waive any claim arising out of, or in any way related to, the Exchange Notes.

We express no opinion as to: (i) whether a court would grant specific performance or any other equitable remedy with respect to enforcement of any provision contained in the Exchange Notes; or (ii) the enforceability of any provision contained in the Indenture relating to the appointment of a receiver, to the extent that appointment of a receiver is governed by applicable statutory requirements, and to the extent that such provision may not be in compliance with such requirements.

We express no opinion as to: (a) any provisions of the Exchange Notes or the Indenture regarding the remedies available to any person (i) to take action that is arbitrary, unreasonable or capricious or is not taken in good faith or in a commercially reasonable manner, whether or not such action is permitted by the Exchange Notes or the Indenture or (ii) for violations or breaches that are determined by a court to be non-material or without substantially adverse effect upon the ability of the Company to perform its material obligations under the Exchanges Notes or the Indenture; or (b) the provisions of the Exchange Notes or the Indenture that may provide for interest on interest or penalty interest.

Based upon the foregoing and subject to the qualifications stated herein, it is our opinion that, when (a) the Registration Statement has been declared effective under the Act, (b) the Outstanding Notes have been validly exchanged by the Company, and (c) when the Exchange Notes have been executed and delivered by the Company and authenticated by the Trustee, all in accordance with the terms of the Indenture and the Registration Statement, (i) the Exchange Notes will constitute binding obligations of the Company, and (ii) the common stock, no par value per share, of the Company issuable upon conversion of the Exchange Notes will be validly issued, fully paid and non-assessable when issued upon a conversion of the Exchange Notes in compliance with the terms of the Indenture.

To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.”

Very truly yours,

HAYNES AND BOONE, LLP